EXHIBIT 99.1

August 24, 2004

Investors may contact:

Kevin Stitt, Bank of America, 704.386.5667

Lee McEntire, Bank of America, 704.388.6780

Leyla Pakzad, Bank of America, 704.386.2024

Media may contact:

Bob Stickler, Bank of America, 704.386.8465

Bank of America announces leadership changes

Charlotte – In a move to align and focus leadership for the company’s customer and client segments, leverage leadership talent and accelerate revenue growth across the company, Bank of America CEO and President Ken Lewis has announced the following leadership changes, effective immediately:

•	Barbara Desoer will assume the title of chief technology, service and fulfillment executive. In this role, Desoer will lead strategy development and execution for the bank’s technology platforms and fulfillment capabilities. Desoer will retain responsibility for ATMs, Customer Call Centers, Consumer Risk Operations and the bank’s business in Latin America. In addition, Desoer will lead the continued development and implementation of the company’s increasingly important payments strategy.
•	Liam McGee, as president of Consumer Banking, will add responsibility for consumer products groups and Small Business Banking to his current responsibilities. Joining McGee’s leadership team will be Pat Phillips, who will lead the consumer product teams, including Card Services, Deposits, Insurance, Consumer Real Estate and e-Commerce; and Lynn Pike, who will continue in her role as president of Small Business Banking and California market president.
•	Brian Moynihan, as president of Wealth & Investment Management, will add responsibility for Premier Banking. John Morton will continue in his role as president of Premier Banking, reporting to Moynihan.
•	As a result of these changes, Brad Warner has decided to leave the company.

“These changes provide tremendous leadership focus in our Consumer, Small Business, Premier and Private Banking customer and client segments,” said Lewis, “and will make us more effective as we pursue our goals for customers and investors. These moves also demonstrate the depth and breadth of experience and leadership on our executive team.”

“I’d like to thank Brad for his many contributions and leadership through many years of service,” continued Lewis. “Brad and I talked about these changes in the leadership structure and other potential opportunities in the bank, but Brad decided the best option for him will be to pursue opportunities outside the company. He has provided valuable leadership to the Small Business and Premier Banking teams and for our company through the merger transition. He has our best wishes for future success.”

“Brad Warner has served our company for nearly 30 years with honor and distinction,” said Bank of America Chairman Chad Gifford. “He has provided vision and leadership to almost all the company’s businesses over the years, always focusing on how to provide better solutions for the customers we serve. I wish Brad only the best as he leaves the company to open a new chapter in his career.”

In a related move, Gene Taylor, president of Commercial Banking, announced that Tim Arnoult will lead Global Treasury Services, and that Dan Riley will be retiring from the company. “Dan has been a tremendous leader for the Global Treasury Services team and for our company,” said Taylor. “We appreciate his service and wish him well in his future endeavors.”

Bank of America is one of the world’s largest financial institutions, serving individual consumers, small businesses and large corporations with a full range of banking, investing, asset management and other financial and risk-management products and services. The company provides unmatched convenience in the United States, serving 33 million consumer relationships with 5,800 retail banking offices, more than 16,000 ATMs and award-winning online banking with more than 11 million active users. Bank of America is the No. 1 Small Business Administration Lender in the United States. The company serves clients in 150 countries and has relationships with 96 percent of the U.S. Fortune 500 companies and 82 percent of the Global Fortune 500. Bank of America Corporation stock (ticker: BAC) is listed on the New York Stock Exchange.

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